Exhibit 99.1

The Bancorp, Inc. Second Quarter 2014 Earnings Update

Wilmington, DE – August 12, 2014 – The Bancorp, Inc. ("Bancorp") (NASDAQ: TBBK), a financial holding company, announced that as reported in the Quarterly Report on Form 10-Q for the second quarter of 2014 filed with the SEC on August 11, 2014, Bancorp had net income of $338,000 for the quarter rather than a net loss of approximately $5,500,000 as previously announced.  Subsequent to the earnings release, Bancorp concluded that approximately $7,040,000, pretax, of non-interest expense, related to look back and consulting expenses required by the  June, 2014 FDIC BSA order, will be recognized when the services are performed,  expected to be in the third and fourth quarter of the current year.  The Company had initially intended to recognize these expenses in the second quarter just ended, resulting in the loss originally announced.

About Bancorp
The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services both directly and through private-label affinity programs.  The Bancorp Bank’s regional community bank operations serve the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact
Andres Viroslav
215-861-7990
aviroslav@thebancorp.com